Exhibit 99

TI Reports 3Q07 Financial Results

•	TI Revenue Up 7% Sequentially, Down 3% from Year Ago
•	EPS of $0.52
•	Record Gross and Operating Margins Supported by Strong Analog Revenue Growth

Conference Call on TI Web Site at 4:30 p.m. Central Time Today
www.ti.com

Except as noted, financial results are for continuing operations.  The sale of TI’s former Sensors & Controls business was completed on April 27, 2006, and that business is reported as a discontinued operation.

    DALLAS (Oct. 22, 2007) – Texas Instruments Incorporated (TI) (NYSE: TXN) today reported third-quarter 2007 revenue of $3.66 billion.  Revenue increased 7 percent compared with the prior quarter primarily due to increased demand for analog semiconductor products.  Back-to-school demand for graphing calculators also contributed to sequential growth.  TI revenue decreased 3 percent from a year ago when customers were building inventory.

Earnings per share (EPS) were $0.52.  This was an increase of $0.10, or 24 percent, from the prior quarter and $0.07, or 16 percent, from the year-ago quarter.  The third quarter’s financial results included a gain of $0.02 from the sale of the company’s semiconductor product line for broadband DSL customer-premises equipment.  The gain on sale was included in the company’s most recent business outlook issued September 11, 2007.

“Strong growth in analog was at the core of our performance in the third quarter.  Our investments in analog technology have led to broader and deeper engagements with customers.  As a result, this part of our business, which delivers about 40 percent of our revenue, grew 10 percent sequentially,” said Rich Templeton, TI's president and chief executive officer.  “Our growth allows us to continue to increase our return to shareholders.  In the third quarter, we repurchased $1.4 billion of our stock.  In September, our Board authorized an additional $5 billion in repurchases, and we announced a 25 percent increase in the dividend.”

Gross Profit

Gross profit was $1.98 billion, or 54.2 percent of revenue.  This was up $200 million from the prior quarter primarily due to higher revenue, as well as a gain of $39 million on the sale of TI’s DSL product line that is included in cost of revenue.  Gross profit was up $52 million from the year-ago quarter as a combination of reduced manufacturing costs and the gain on sale more than offset the impact of lower revenue.

Operating Expenses

Research and development (R&D) expense was $542 million.  This was a decrease of $9 million from the prior quarter and $28 million from the year-ago quarter.  The declines were due to progress in implementing the company’s advanced CMOS process development strategy.

Selling, general and administrative (SG&A) expense was $429 million.  This was about even with both the prior and year-ago quarters.

Operating Profit

Operating profit was $1.01 billion, or 27.6 percent of revenue.  This was an increase of $204 million from the prior quarter due to higher gross profit, and an increase of $83 million from the year-ago quarter due to higher gross profit and lower R&D expense.

Other Income (Expense) Net (OI&E)

OI&E was $53 million.  This was a decrease of $3 million from the prior quarter and $1 million from the year-ago quarter.

Income

Income from continuing operations was $758 million, or $0.52 per share.  Income from discontinued operations was $18 million due to a reduction of a state tax liability associated with the sale of TI’s former Sensors & Controls business.

Orders

TI orders were $3.55 billion.  This was an increase of $103 million from the prior quarter as higher demand for semiconductor products more than offset a seasonal decline in orders for graphing calculator products.  Orders were up $125 million from the year-ago quarter due to higher demand for semiconductor products.

Cash

Cash flow from operations was $1.53 billion.  This was an increase of $633 million from the prior quarter primarily due to the receipt of a tax refund and higher net income.  Total cash (cash and cash equivalents plus short-term investments) was $3.67 billion at the end of the third quarter.  This was an increase of $88 million from the end of the prior quarter and a decrease of $515 million from the year-ago quarter.  In the third quarter of 2007, the company used $1.41 billion to repurchase 40 million shares of common stock and paid $114 million in dividends to shareholders.  Since the end of the year-ago quarter, the company has used $4.14 billion to repurchase 127 million shares of common stock and paid $346 million in dividends.

Capital Spending and Depreciation

Capital expenditures were $152 million.  This was a decrease of $22 million from the prior quarter and $124 million from the year-ago quarter due to lower expenditures for semiconductor manufacturing equipment.  TI’s capital expenditures in the quarter were primarily for semiconductor assembly and test equipment.

Depreciation was $262 million.  This was an increase of $6 million from the prior quarter and a decrease of $4 million from the year-ago quarter.

Accounts Receivable and Inventories

Accounts receivable were $2.02 billion at the end of the third quarter.  This was an increase of $126 million from the prior quarter and a decrease of $66 million from the year-ago quarter due to changes in revenue.  Days sales outstanding were 50 at the end of the third quarter, unchanged from the end of the prior quarter and the year-ago quarter.

Inventory was $1.45 billion at the end of the third quarter.  This was an increase of $26 million from the prior quarter.  Compared with a year ago, inventory decreased $41 million.  Days of inventory at the end of the third quarter were 78, unchanged from the end of the prior quarter and up from 73 a year ago.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on December 10, 2007, by issuing a press release and holding a conference call.  Both will be available on the company’s web site.

For the fourth quarter of 2007, TI expects revenue to be in the following ranges:

•	Total TI, $3.40 billion to $3.68 billion;
•	Semiconductor, $3.33 billion to $3.59 billion; and
•	Education Technology, $70 million to $90 million.

TI expects earnings per share to be in the range of $0.48 to $0.54.

In 2007, TI continues to expect R&D expense of about $2.2 billion and depreciation of about $1.0 billion.  TI now expects an annual effective tax rate of about 29 percent compared with the prior expectation of 28 percent, and capital expenditures of about $0.7 billion compared with the prior expectation of $0.9 billion.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006

Net revenue	$3,663	$3,424	$3,761
Cost of revenue (COR)	1,679	1,640	1,829
Gross profit	1,984	1,784	1,932
Research and development (R&D)	542	551	570
Selling, general and administrative (SG&A)	429	424	432
Total operating costs and expenses	2,650	2,615	2,831
Profit from operations	1,013	809	930
Other income (expense) net	53	56	54
Income from continuing operations before income taxes	1,066	865	984
Provision for income taxes	308	251	298
Income from continuing operations	758	614	686
Income (loss) from discontinued operations, net of income taxes	18	(4)	16
Net income	$776	$610	$702

Basic earnings per common share:
Income from continuing operations	$.54	$.43	$.46
Net income	$.55	$.42	$.47

Diluted earnings per common share:
Income from continuing operations	$.52	$.42	$.45
Net income	$.54	$.42	$.46

Average shares outstanding (millions):
Basic	1,417	1,437	1,506
Diluted	1,448	1,469	1,537
Cash dividends declared per share of common stock	$.08	$.08	$.03

Percentage of revenue:

Gross profit	54.2%	52.1%	51.4%
R&D	14.8%	16.1%	15.2%
SG&A	11.7%	12.4%	11.5%
Operating profit	27.6%	23.6%	24.7%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006
Assets
Current assets:
Cash and cash equivalents	$807	$1,266	$1,430
Short-term investments	2,862	2,315	2,754
Accounts receivable, net of allowances of ($30), ($27) and ($29)	2,023	1,897	2,089
Raw materials	102	106	117
Work in process	934	876	946
Finished goods	414	442	428
Inventories	1,450	1,424	1,491
Deferred income taxes	702	1,072	666
Prepaid expenses and other current assets	209	246	191
Total current assets	8,053	8,220	8,621
Property, plant and equipment at cost	7,597	7,657	7,890
Less accumulated depreciation	(3,916)	(3,859)	(3,901)
Property, plant and equipment, net	3,681	3,798	3,989
Equity and other long-term investments	265	254	270
Goodwill	796	792	792
Acquisition-related intangibles	108	117	131
Deferred income taxes	425	405	411
Capitalized software licenses, net	242	259	175
Overfunded retirement plans	77	79	--
Prepaid retirement costs	--	--	308
Other assets	77	96	88
Total assets	$13,724	$14,020	$14,785

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$--	$--	$43
Accounts payable	644	622	744
Accrued expenses and other liabilities	1,092	1,048	1,066
Income taxes payable	152	187	458
Accrued profit sharing and retirement	143	98	118
Total current liabilities	2,031	1,955	2,429
Underfunded retirement plans	95	115	--
Accrued retirement costs	--	--	67
Deferred income taxes	27	20	14
Deferred credits and other liabilities	434	436	248
Total liabilities	2,587	2,526	2,758

Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: Sept. 30, 2007 -- 1,739,579,782; June 30, 2007 -- 1,739,467,307; Sept. 30, 2006 -- 1,739,102,544	1,740	1,739	1,739
Paid-in capital	853	761	820
Retained earnings	19,172	18,511	16,927
Less treasury common stock at cost. Shares: Sept. 30, 2007 -- 341,373,012; June 30, 2007 -- 310,382,046; Sept. 30, 2006 -- 255,218,212	(10,344)	(9,233)	(7,413)
Accumulated other comprehensive income (loss), net of tax	(284)	(284)	(46)
Total stockholders’ equity	11,137	11,494	12,027
Total liabilities and stockholders’ equity	$13,724	$14,020	$14,785

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006
Cash flows from operating activities:
Net income	$776	$610	$702
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
(Income) loss from discontinued operations	(18)	4	(16)
Depreciation	262	256	266
Stock-based compensation	66	69	79
Amortization of capitalized software	24	24	26
Amortization of acquisition-related intangibles	10	14	15
(Gains) losses on sales of assets	(39)	--	--
Deferred income taxes	36	(3)	(46)
Increase (decrease) from changes in:
Accounts receivable	(117)	(144)	(149)
Inventories	(34)	(15)	(156)
Prepaid expenses and other current assets	24	42	4
Accounts payable and accrued expenses	154	110	81
Income taxes payable	378	(132)	(377)
Accrued profit sharing and retirement	45	47	41
Change in funded status of retirement plans and accrued retirement costs	(14)	--	(65)
Other	(22)	16	21
Net cash provided by operating activities of continuing operations	1,531	898	426

Cash flows from investing activities:
Additions to property, plant and equipment	(152)	(174)	(276)
Proceeds from sales of assets	61	--	--
Purchases of cash investments	(1,916)	(1,479)	(1,330)
Sales and maturities of cash investments	1,374	1,529	2,585
Purchases of equity investments	(15)	(6)	(11)
Sales of equity and other long-term investments	4	3	--
Acquisitions, net of cash acquired	(4)	--	--
Net cash provided by (used in) investing activities of continuing operations	(648)	(127)	968

Cash flows from financing activities:
Payments on loans and long-term debt	--	(43)	--
Dividends paid	(114)	(115)	(46)
Sales and other common stock transactions	166	374	82
Excess tax benefit from stock option exercises	16	56	21
Stock repurchases	(1,409)	(742)	(1,695)
Net cash used in financing activities of continuing operations	(1,341)	(470)	(1,638)

Effect of exchange rate changes on cash	(1)	--	(4)
Net increase (decrease) in cash and cash equivalents	(459)	301	(248)
Cash and cash equivalents, beginning of period	1,266	965	1,678
Cash and cash equivalents, end of period	$807	$1,266	$1,430

Certain amounts in the prior periods’ financial statements have been reclassified to conform to the current presentation.

Segment Net Revenue
(Millions of dollars)

	For Three Months Ended
	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006

Semiconductor	$3,461	$3,257	$3,579
Education Technology	202	167	182

Total net revenue	$3,663	$3,424	$3,761

Segment Profit (Loss)
(Millions of dollars)

	For Three Months Ended
	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006

Semiconductor	$1,031	$905	$1,008
Education Technology	99	74	83
Corporate*	(117)	(170)	(161)

Profit from operations	$1,013	$809	$930

* Corporate includes a gain on the sale of the company's semiconductor product line for broadband DSL customer-premises equipment of $39 in the third quarter of 2007 in cost of revenue.  Corporate also includes the following stock-based compensation expense:

COR	$12	$13	$15
R&D	20	21	24
SG&A	34	35	40
Profit from operations	$66	$69	$79

Semiconductor

•
Revenue in the third quarter was $3.46 billion.  This was an increase of 6 percent from the prior quarter primarily due to higher demand for analog products, as well as for DSP products used in cell phone applications.  Compared with a year ago, revenue decreased 3 percent as higher analog product revenue was more than offset by declines across a broad base of other products.

o
Analog product revenue of $1.40 billion was up 10 percent from the prior quarter primarily due to increased demand for high-performance analog products, as well as a broad range of analog products used in other applications, especially storage devices.  Compared with the year-ago quarter, analog revenue increased 2 percent due to gains in high-performance analog.  Revenue from high-performance analog products increased 13 percent from the prior quarter and 10 percent from a year ago.

o
DSP product revenue of $1.31 billion was up 6 percent from the prior quarter primarily due to higher demand for products used in cell phone applications.  DSP product revenue declined 4 percent from a year ago primarily due to products used in wireless network infrastructure and cell phone applications.

•
TI’s remaining Semiconductor revenue of $751 million was about even with the prior quarter as growth in microcontroller, standard logic and RISC microprocessor product revenue offset a decline in DLP® product revenue.  Royalties also grew on a sequential basis.   TI’s remaining Semiconductor revenue decreased 10 percent from the year-ago quarter primarily due to declines in DLP, RISC microprocessor and standard logic product revenue, while royalties and microcontroller product revenue grew compared with the year-ago quarter.

•
Gross profit was $1.84 billion, or 53.2 percent of revenue.  This was an increase of $132 million from the prior quarter primarily due to higher revenue.  Compared with the year-ago quarter, gross profit was about even primarily due to reduced manufacturing costs, which offset the impact of lower revenue.

•
Operating profit was $1.03 billion, or 29.8 percent of revenue.  This was an increase of $126 million from the prior quarter due to higher gross profit.  It was an increase of $23 million from the year-ago quarter due to lower R&D expense.

•	Semiconductor orders were $3.44 billion. This was an increase of 6 percent from the prior quarter and 4 percent from the year-ago quarter primarily due to higher demand for analog and DSP products.

Semiconductor Highlights

•
TI introduced the industry's lowest power zero-crossover operational amplifier.  This high-performance analog product’s unique architecture improves performance and simplifies designs in battery-powered, portable applications.

•	TI launched a new, low-cost DaVinciTM processor that doubles the battery life of portable, high-definition video products such as digital cameras and IP video security cameras.

•	TI introduced a power management battery fuel gauge chip that predicts battery life with 99 percent accuracy in smartphones and other handheld devices.

Education Technology

•
Revenue in the third quarter was $202 million.  This was an increase of $35 million from the prior quarter as retailers purchased calculators for the back-to-school season.  It was an increase of $20 million from the year-ago quarter as some major retailers shifted calculator purchases from the second into the third quarter in order to be closer to the start of the school year.

•	Gross profit was $136 million, or a record 67.1 percent of revenue. This was up $27 million from the prior quarter and $20 million from the year-ago quarter due to higher revenue.

•
Operating profit was $99 million, or a record 49.1 percent of revenue.  This was an increase of $25 million compared with the prior quarter and $16 million compared with the year-ago quarter due to higher gross profit.

#   #   #

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as communications, entertainment electronics and computing;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from company forecasts;
•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;
•	Product liability or warranty claims, or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Risk Factors” in Item 1A of our most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of publication, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements.  In addition to Semiconductor, the company includes the Education Technology business.  TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN.  More information is located on the World Wide Web at www.ti.com.

TI Trademarks:
DLP
DaVinci

Other trademarks are the property of their respective owners.